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                     HOUSEHOLD INTERNATIONAL

                  1998 KEY EXECUTIVE BONUS PLAN
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                                                      HOUSEHOLD INTERNATIONAL
                                                      -----------------------

                 1998 KEY EXECUTIVE BONUS PLAN
                 -----------------------------


  I. CONCEPT
     -------

     The Household International 1998 Key Executive Bonus Plan (the "Plan") is a short-term incentive plan that is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and is designed to award "performance based" compensation as determined in accordance with that provision of the Code. Awards will be based solely on the return on equity ("ROE") of Household International, Inc. and its consolidated subsidiaries (the "Company") provided, however, that the Compensation Committee of the Board of Directors shall have the discretion to reduce any participant's award based on (1) other financial performance criteria of the Company or of certain subsidiaries or business units of the Company; and (2) on an evaluation of each participant's individual performance. Performance goals and award opportunities will be determined prior to the beginning of each Plan period (which will generally be a calendar year), or at a later date as allowed by Internal Revenue Service ("IRS") notice or regulation, by the Compensation Committee and will be communicated to each Plan participant.


 II. PARTICIPATION
     -------------

     Participation in the Plan will be restricted to the key executives of Household International, Inc. whose positions are set forth on Attachment A hereto (which exhibit may be changed at any time by the Compensation Committee). Participants will share a bonus pool calculated as a percentage of the net income of the Company as reported in the audited financial statements of the Company, which net income shall be calculated without regard to the bonuses to be paid hereunder. The Compensation Committee will establish the maximum bonus opportunity available to such participant, stated as a percentage of the entire bonus pool. The sum of the individual percentages of the pool assigned to each participant will not exceed 100 percent.

     Any changes in the key executives participating in the Plan will be made by the Compensation Committee.


III. LEVEL OF AWARDS
     ---------------

     The bonus pool will equal 5% of the portion of the Company's net income that exceeds the amount of net income that would have resulted if a 12% ROE had been achieved. Thus, unless actual ROE exceeds 12%, the amount of the bonus pool will be zero. For purposes of this Plan, the Company's net income means the consolidated net income of the Company pursuant to its audited financial statements. ROE shall be calculated by taking the amount of net income determined as above, and dividing it by the average common shareholders' equity for the year, excluding any adjustments related to investment securities under FASB 115. Prior to each Plan period (or at a later date as allowed by IRS notice or regulation), the Compensation Committee of the Board of Directors may establish a dollar cap for the bonus pool. In addition, and within that same timeframe, the Compensation Committee will establish the percentage of the bonus pool that will be allocated to each participant. However, no more than 50% of the bonus pool for any Plan year may be allocated to any one participant, and the sum of the bonus pool percentages which are allocated to all participants shall not exceed 100%.

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     Prior to each Plan period (or at a later date as allowed by
     IRS notice or regulation), the Chief Executive Officer ("CEO") of the Company will recommend for approval by the Compensation Committee the minimum ROE objective that must be met, in order to pay bonuses under this Plan to any participant at that participant's allocated bonus pool percentage level. This minimum ROE objective will not be less than 12%.

     If the Compensation Committee approves the aforementioned minimum ROE objective, this objective shall be deemed to be established for the applicable participant for the applicable Plan period and shall be deemed to be part of this Plan for said Plan period. Subject to the Compensation Committee's negative discretion described in the next paragraph, attainment of the minimum ROE objective will entitle the participant to his/her allocated percentage of the bonus pool.

     The CEO will also recommend for approval by the Compensation Committee certain other financial performance indicators for the Company or one or more subsidiaries or business units and/or individual goals, which may include specific targets for financial performance goals, which the Compensation Committee may, in its sole discretion, take into account solely for purposes of determining whether it should reduce or eliminate the bonus otherwise due to a participant by virtue of the Company having met the participant's minimum ROE objective. The exercise by the Compensation Committee of this negative discretion with respect to one participant may not result in an increase in the amount of bonus payable to another participant.


 IV. DETERMINATION OF AWARDS
     -----------------------

          A.   Approval of Goals/Awards
               ------------------------

          The Compensation Committee of the Board of
          Directors must approve the minimum ROE objective prior to the beginning of any Plan period for all participants in the Plan (or at a later date as allowed by IRS notice or regulation). This goal will be the sole criteria for measuring performance and determining the bonus for that period. The Compensation Committee will solely determine whether the minimum ROE objective has been satisfied for all participants in the Plan, as well as the total amount of the bonus pool, and prior to payment of any bonus hereunder will certify in writing as to the satisfaction of the minimum ROE objective and the amount of the bonus pool to the Board of Directors of the Company.

          Notwithstanding anything contained herein to the contrary, the Compensation Committee may, however, at its sole discretion, reduce bonus awards in light of other financial performance indicators, individual performance of the participant, overall business conditions or other circumstances.


  V. PAYMENT OF AWARDS
     -----------------

          Awards will be paid as soon as practicable at the end of the Plan period, subject to all required tax withholdings. Awards may be paid in cash, shares of the Company's common stock, or some combination thereof at the sole discretion of the Compensation Committee.


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 VI. ADMINISTRATIVE MATTERS
     ----------------------

          A.   Position Changes
               ----------------

          Normally awards, provided the goals have been met, will be pro-rated according to the portion of the Plan period that an incumbent is eligible for the bonus. However, the Compensation Committee shall have the right to review each individual case and take such action as it deems appropriate consistent with the intent and purposes of this Plan.

          B.   Effect on Benefits
               ------------------

          Payments made under this Plan shall be included in an employee's income for purposes of determining pension benefits, life insurance, long-term disability, and participation in the Company's TRIP plan.

          C.   Termination of Employment
               -------------------------

          Normally awards, provided the goals therefore have been met, will be pro-rated in the case of death, permanent and total disability, or retirement under one of the Company's pension plans during a Plan period.
          If a participant terminates employment for any other reason prior to the last working day of a Plan period, he will normally forfeit any right to an award for the Plan period. Notwithstanding the foregoing, however, the Compensation Committee shall have the right to review each individual case and take such action as it deems appropriate consistent with the intent and purposes of this Plan.

     D.   Administration of the Plan
          --------------------------

          The Plan shall be administered solely by the Compensation Committee. Any and all determinations made by the Compensation Committee in connection with this Plan shall be final and binding on the Company and each participant in the Plan. Neither eligible participation in the Plan, nor award payments thereunder shall guarantee an employee any right to continued employment. The Plan does not give any employee a right or claim to an award under the Plan. The Compensation Committee reserves the right to change or discontinue the Plan at any time; provided, however, that any new factors used to establish a goal, other than ROE, or any change in the formula used to calculate the amount of the bonus pool, must be approved by the stockholders of the Company.

     E.   Stockholder Approval
          --------------------

          The Plan shall be submitted to the stockholders of the Company at the 1998 annual meeting of stockholders. If the Plan is not approved by the stockholders by December 31, 1998, then this Plan shall be deemed to be null and void and any awards or grants made pursuant hereto shall automatically terminate. Thereafter, this Plan shall again be submitted to the stockholders for approval every fifth (5th) year or as may be required by the applicable provisions of the Code.


H:\OS\BOARD\98KEBP.WP (as approved by stockholders on 5/13/98)
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                                                  Attachment A
                                                  ------------


            1998 KEY EXECUTIVE BONUS PLAN POSITIONS



Chief Executive Officer

Chief Operating Officer

Group Executive

Executive Vice President

Senior Vice President